Exhibit 21.1

Subsidiaries of Entegris, Inc.

Name of Subsidiary	Jurisdiction
ATMI International Trading Co. Ltd.	China
CMC Materials B.V.	The Netherlands
CMC Materials Global Corp.	Delaware
CMC Materials LLC	Delaware
CMC Materials Shanghai Co., Ltd.	China
CMC Materials Taiwan Co., Ltd.	Taiwan
Entegris Canada Limited	Canada
Digital Specialty Chemicals UK Limited	United Kingdom
Entegris Asia Pte. Ltd.	Singapore
Entegris Ecosys LLC	Delaware
Entegris GmbH	Germany
Entegris GP, Inc.	Delaware
Entegris India private Ltd.	India
Entegris International Holdings II B.V.	The Netherlands
Entegris International Holdings VIII LLC	The Netherlands
Entegris International Holdings, LLC	Delaware
Entegris Ireland Unlimited Company	Ireland
Entegris Israel Ltd.	Israel
Entegris Japan Co. Ltd.	Japan
Entegris Korea Co., Ltd.	South Korea
Entegris Malaysia Sdn. Bhd.	Malaysia
Entegris (Shanghai) Microelectronics Trading Company Ltd.	China
Entegris Pacific Ltd.	Delaware
Entegris Pacific Pte., Ltd	Singapore
Entegris Pacific II Pte., Ltd	Singapore
Entegris Professional Solutions, LLC	Delaware
Entegris SAS	France
Entegris Singapore Pte. Ltd.	Singapore
Entegris Specialty Materials, LLC	Delaware
Entegris Taiwan Holdings, LLC	Delaware
Entegris Taiwan Technologies Co. Ltd.	Taiwan
Hanguk Entegris Co., Ltd	South Korea
Hangzhou Anow Filtration and Materials Co., Ltd.	China
International Test Solutions, LLC	Delaware
KMG-Bernuth, Inc.	Delaware
KMG-Flowchem, Inc.	Delaware
NexPlanar Corporation	Delaware
Nihon Entegris G.K.	Japan
Poco Graphite, Inc.	Delaware